Exhibit (d)(2)

CONFIDENTIALITY AGREEMENT

THIS CONFIDENTIALITY AGREEMENT (this “Agreement”) is made and entered into by and among the parties identified on Appendix A hereto (each a “Prospective Buyer” and collectively herein referred to as “Cutrale-Safra”) and CHIQUITA BRANDS INTERNATIONAL, INC. (“Chiquita”) (“Cutrale-Safra” and “Chiquita” each a “Company” and collectively herein referred to as the “Companies”, “us” or “we”) in connection with the consideration by each party hereto to a possible transaction between the Companies (a “Possible Transaction”). As used herein, the term “Company” shall, except as the context otherwise indicates, include each of our respective direct and indirect subsidiaries and Parent Entities; and the term “Representative(s)” shall mean the respective directors, officers, employees, agents, attorneys, accountants, advisors, consultants, financing sources, representatives and agents of each Company and its respective direct and indirect subsidiaries, as well as of, in the case of a Prospective Buyer, its Parent Entities. For purposes of this Agreement, Parent Entities shall mean entities that own, directly or indirectly, 100% of the capital stock of one of the Prospective Buyers or that are owned, directly or indirectly, 100% by any such entity. The party receiving Information (as defined below) hereunder shall be referred to as the “Receiving Company” and the party disclosing Information shall be referred to as the “Disclosing Company.” The term “person” as used in this Agreement shall be broadly interpreted to include, without limitation, any corporation, either Company, any governmental agency or body, stock exchange, partnership, association or individual.

In consideration of the Companies furnishing to each other the Evaluation Materials (as defined below), each Company hereby agrees as follows:

ARTICLE I.
CONFIDENTIALITY OF EVALUATION MATERIALS

For the purposes of this Agreement, “Information” means all information of whatever kind, whether in written, oral, electronic or other tangible or intangible form, regardless of whether such information is specifically identified as “Confidential,” provided by the Disclosing Company or any of its Representatives to the Receiving Company or any of its Representatives relating to the business of the Disclosing Company.

The Receiving Company hereto will treat confidentially any Information that the Disclosing Company or any of its Representatives provides to the Receiving Company or any of its, Representatives in connection with a Possible Transaction, together with analyses, compilations, studies or other documents prepared by either of us, or by our Representatives which contain or otherwise reflect, or are generated from, such Information or such Company's review of, or interest in, the Disclosing Company (collectively with the Information, the “Evaluation Materials”). Each of us recognizes and acknowledges the competitive value of the Evaluation Materials and the damage that could result to the Disclosing Company if the Evaluation Materials were used or disclosed except as authorized by this Agreement.

The obligation of the Receiving Company to maintain the confidentiality of the Evaluation Materials does not apply to Information which (i) is or becomes generally available to the public other than as a result of a disclosure by either of us or our Representatives in violation of the terms of this Agreement, or (ii) was or becomes available to the Receiving Company from a source other than the Disclosing Company or its Representatives, provided that to the knowledge of the Receiving Company such source is not prohibited from disclosing such Information to the Receiving Company by a contractual, legal or fiduciary obligation to the Disclosing Company or its Representatives, or (iii) the Receiving Company can reasonably establish that the information was known to it before the date of this Agreement and that it was not under any obligation of confidence in respect of the information, or (iv) the Companies agree in writing that it is not confidential.

ARTICLE II.
USE OF EVALUATION MATERIALS

The Receiving Company will not use any of the Evaluation Materials for any purpose other than the exclusive purpose of evaluating a Possible Transaction. Each of us and our Representatives will keep the Evaluation Materials completely confidential; provided, however, that (i) any of such Information may only be disclosed to those of the Receiving Company's Representatives who need to know such Information for the purpose of evaluating a Possible Transaction between us (it being understood that our respective Representatives shall be informed by the Receiving Company of the confidential nature of such Information and shall be directed by us respectively to treat such Information confidentially in accordance with the terms of this Agreement as if they were parties hereto) and (ii) any other disclosure of such Information may only be made if the Disclosing Company affected consents in writing prior to any such disclosure. Without limiting the generality of the foregoing, in the event that a Possible Transaction is not consummated, neither of us nor any of our Representatives shall use any of the Evaluation Materials for any purpose. The Receiving Company will be independently responsible for any breach by its Parent Entities or its Representatives of the terms of this Agreement applicable to its Parent Entities or such Representatives. Each of us understands that, as described below, the respective parties reserve the right to adopt additional specific procedures to protect the confidentiality of certain sensitive Evaluation Materials.

Cutrale-Safra understands and agrees that Chiquita shall not be obligated to exchange any information that it determines in its sole discretion not to disclose due to commercial, competitive, legal or other factors. If deemed appropriate by Chiquita, Chiquita will work with Cutrale-Safra to mutually agree upon appropriate procedures for the review of competitively sensitive information which procedures may limit access to such information to a limited number of specific individuals, and such information shall not be disclosed to any other of Cutrale-Safra's Representatives. Chiquita may enter into separate joint defense or common interest agreements with Cutrale-Safra, which, if executed, shall also apply to any such sensitive or competitive information, as provided therein.

ARTICLE III.
NON-DISCLOSURE

In the event that the Receiving Company or any of its Parent Entities or Representatives receives a request or is required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Evaluation Materials, the Receiving Company, or its Parent Entities or Representatives, as the case may be, agrees, to the extent legally permitted, to (i) immediately notify the Disclosing Company of the existence, terms and circumstances surrounding such a requirement or request, (ii) consult with the Disclosing Company on the advisability of taking legally available steps to resist or narrow such requirement or request and (iii) assist the affected Company in seeking a protective order or other appropriate remedy. The cost of any such consultation or of seeking a protective order or other appropriate remedy requested by the affected Company shall be promptly paid by such affected Company. In the event that such protective order or other remedy is not obtained or that the affected Company waives compliance with the provisions hereof, (i) the Receiving Company or its Parent Entities or Representatives, as the case may be, may disclose to any tribunal only that portion of the Evaluation Materials which it believes in good faith, after consulting with counsel, is legally required to be disclosed, and shall exercise all reasonable efforts to obtain assurance that confidential treatment will be accorded such Evaluation Materials and (ii) the Receiving Company shall not be liable for such disclosure unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by it or its Parent Entities or Representatives not permitted by this Agreement.

If the Receiving Company is unable to inform the Disclosing Company before all or any part of the Evaluation Materials is disclosed, it shall (to the extent permitted by law) inform the Disclosing Company immediately after the disclosure of the full circumstances of the disclosure and the information that has been disclosed.

The Receiving Company shall inform the Disclosing Company immediately upon becoming aware or suspecting that an unauthorised person has become aware of any part of the Evaluation Material.

ARTICLE IV.
RETURN OF DOCUMENTS

Upon the Disclosing Company's request, each of us shall promptly deliver to the other Company or, in lieu of such delivery, destroy all Evaluation Materials and any other materials without retaining, in whole or in part, any copies, extracts or other reproductions (whatever the form or storage medium) of such materials, and shall certify the destruction of such materials in writing to the other Company.

ARTICLE V.
NO UNAUTHORIZED CONTACT OR SOLICITATION

During the course of each of our evaluations, all inquiries and other communications are to be made directly to the employees or Representatives of Chiquita specified by Chiquita. Initially, that shall be the Chief Executive Officer, the Chief Financial Officer or the General Counsel of Chiquita or persons, if any, specifically designated by them from time to time, including Tim Ingrassia, Andre Kelleners, Vishaal Rana and Dylan Hogarty at Goldman Sachs & Co. Accordingly, except as provided in the preceding two sentences, Cutrale-Safra agrees not to directly or indirectly contact or communicate with any executive or other employee of the other Company concerning a Possible Transaction, or to seek any Information in connection therewith from any such person, without the express consent of the other Company. To the extent specified by Chiquita, all communications shall be directed only through its financial adviser, Goldman Sachs & Co.

Without the prior written consent of the Chiquita, Cutrale-Safra and its Parent Entities will for a period of two (2) years from the date of this Agreement directly or indirectly solicit for employment any person who is now employed by or acting as a disclosed agent or representative on behalf of the Chiquita and who either (i) is in an executive or senior management level position, or (ii) is otherwise considered by Chiquita to be a key employee, disclosed agent or representative, provided, however, that the restriction contained in clause (ii) shall only apply to persons the identity of whom or whose value to the Chiquita can be ascertained directly or indirectly from the Information. The limitations set forth in the immediately preceding sentence shall not preclude Cutrale-Safra or its affiliates from making good faith generalized solicitations for employees through advertisements or search firms; provided, that neither Cutrale-Safra nor any of its Representatives encourages or advises such firm to approach any such employee.

ARTICLE VI.
STANDSTILL

Cutrale-Safra, on behalf of itself and their respective Parent Entities, agrees that until one (1) year from the date of this Agreement, except as otherwise permitted under this Agreement, neither it nor its Parent Entities will, without the prior approval of Chiquita (i) acquire or make any proposal to acquire any securities, or any equity derivative or contract for differences relating to securities, or property, of Chiquita, (ii) propose to enter into any merger or business combination with or takeover offer of Chiquita or purchase a material portion of the assets of Chiquita, (iii) make or participate in any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of any securities of Chiquita, (iv) form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with respect to any voting securities of Chiquita, other than with their respective Parent Entities, (v) otherwise act, alone or in concert with others, or seek to control or influence the management, board of directors or the policies of Chiquita, other than with their respective Parent Entities and Representatives, (vi) have any discussions or enter into any arrangements, understandings or agreements (whether written or oral) with any other persons in connection with any of the foregoing, other than with their respective Parent Entities and Representatives, (vii) disclose any intention, plan or arrangement inconsistent with the foregoing or (viii) take any action which might require Chiquita to make a public announcement regarding the possibility of a business combination or merger or (ix) acquire, offer to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any part of, or an interest in, the share capital of Chiquita. Except as provided above, Cutrale-Safra, on behalf of itself and their respective Parent Entities, also agrees during such period not to request Chiquita (or its Representatives) to amend or waive any provision of this Agreement.

Notwithstanding anything to the contrary contained in this Agreement, in the event that:

(A) any third party or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) proposes or offers to acquire more than fifty percent (50%) of the voting stock of Chiquita, including such an acquisition by means of a merger, tender offer or exchange offer, and Chiquita or its Board of Directors agrees to, accepts or recommends that Chiquita's shareholders accept or vote in favor of such proposal or offer, unless such proposal or offer is for the purchase of newly issued voting stock from Chiquita for cash, or

(B) Chiquita announces that its Board of Directors intends to seek, or solicit offers or proposals for, the sale of Chiquita or substantially all of its voting stock,

then, upon the occurrence of any of such events, the term of this Article VI shall automatically terminate and Cutrale-Safra shall be free to commence or propose acquiring debt or equity securities of Chiquita free from any of the prohibitions or restrictions contained imposed by this Article VI.

Notwithstanding anything to the contrary contained in this Agreement, Cutrale-Safra may (i) submit a proposal to the Board of Directors of Chiquita for 100% of the outstanding equity of Chiquita at a price of not less than $13.00 per share, (ii) publicly announce the submission of such a proposal and (iii) communicate with Chiquita stockholders in connection therewith, which for the avoidance of doubt shall include making and participating in the solicitation of proxies from such stockholders to vote, and seeking to advise or influence such stockholders with respect to the voting of, the stock of Chiquita on resolutions related to the implementation of any such proposal.

For the avoidance of doubt, the foregoing provision of this Article VI shall not be deemed to restrict either Company from engaging in discussions, or entering into an agreement, with the other Company regarding a Possible Transaction.

ARTICLE VII.
SITE VISITS

Where we or our Representatives wish to visit any premises of the other Company in connection with a Possible Transaction, such party agrees to obtain the other Company's consent in advance of any such visit.

Each of us will ensure that neither it nor any of its Representatives shall, while visiting any premises of the other Company, display any logos related to such party or make known the identity of the person for whom they are acting to persons other than those identified to them in advance by the other party or its Representatives.

ARTICLE VIII.
NO TITLE, REPRESENTATION OR WARRANTY

The Receiving Company acknowledges and agrees that neither it nor any of its Representatives shall acquire by implication or otherwise any right in or title to or licence in respect of any part of the Evaluation Materials by virtue of any disclosure made pursuant to this Agreement.

The Receiving Company acknowledges and agrees that the Receiving Company will be responsible for making its own decision on the Evaluation Materials and on the information and data contained in the Evaluation Materials and neither the Disclosing Company nor any of its Representatives is making any representation or warranty, expressed or implied, as to the accuracy or completeness of the Evaluation Materials relating to the Disclosing Company, and neither the Disclosing Company nor any of its Representatives, affiliates, or stockholders will have any liability to the Receiving Company or to any other person resulting from the use of such Evaluation Materials by the Receiving Company or its Representatives. Only those representations or warranties that are made with regard to a Possible Transaction in any definitive agreement (“Transaction Agreement”) when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in such a Transaction Agreement, will have any legal effect.

Each Company also acknowledges and agrees that no contract or agreement providing for a Possible Transaction shall be deemed to exist between us unless and until a Transaction Agreement has been executed and delivered by each of us and each of the other parties thereto, if any, and each of us hereby waives, in advance, any claims (including without limitation, breach of contract) in connection with a Possible Transaction with the other Company unless and until a Transaction Agreement has been executed and delivered by both of us and each of the other parties thereto. Each of us also agrees that unless and until a Transaction Agreement between us with respect to a Possible Transaction between us has been executed and delivered by each of us and each of the other parties thereto, there shall not be any legal obligation of any kind whatsoever with respect to any such Possible Transaction by virtue of this Agreement or any other written or oral expression with respect to such Possible Transaction except, in the case of this Agreement, for the matters specifically agreed to herein. For purposes of this Agreement, the term “Transaction Agreement”

does not include an executed Letter of Intent or any other preliminary agreement, nor does it include any oral acceptance of an offer or bid by either of us.

Each of us further understands and agrees that (i) Chiquita and its Representatives shall be free to conduct the transaction process for it, as Chiquita and its Representatives in their sole discretion shall determine, (ii) any procedures relating to a Possible Transaction may be changed at any time without notice to the other or to any other person and (iii) neither of us shall have any claims whatsoever against each other or either Company's respective Representatives, affiliates or stockholders arising out of or relating to a Possible Transaction with the other Company (other than those as against the parties to a Transaction Agreement between us in accordance with the terms thereof).

Unless otherwise agreed in writing, each of us further understands and agrees that it shall be responsible for discharging the costs incurred by it and its Representatives in the evaluation of Evaluation Materials and any negotiations in relation to a Possible Transaction.

ARTICLE IX.
LEGAL REMEDY

Each of us understands and agrees that money damages would not be a sufficient remedy for any breach of this Agreement by either of us or our Representatives and that each of us will be entitled to specific performance and injunctive relief as remedies for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement by either of us or our Representatives but shall be in addition to all other remedies available at law or equity to either of us.

ARTICLE X.
OTHER

Notwithstanding anything to the contrary contained in this Agreement, Chiquita may take any take any actions required to comply with its obligations to Fyffes under the Transaction Agreement, dated March 10, 2014, and as amended on or prior to the date hereof, made and entered into by and among, inter alia, Chiquita and Fyffes.

This Agreement constitutes the entire Agreement between the parties hereto regarding the subject matter hereof and supersedes all previous agreements, written or oral, relating to the subject matter hereof. This Agreement may be changed only by a written agreement signed by each of the parties hereto or its authorized Representative.

Each Prospective Buyer shall be jointly and severally responsible for any violation of another related entity hereunder, except Burlingtown UK LTD shall be solely responsible for Cutrale Entities (as defined below), and Erichton Investments Ltd. shall be solely responsible for Safra Entities (as defined below). For purposes of this Agreement, the Cutrale Entities include Burlingtown UK LTD and any of its Parent Entities. For purposes of this Agreement, the Safra Entities include Erichton Investments Ltd. and any of its Parent Entities.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

This Agreement shall be governed and construed in accordance with the internal laws of the State of New York without regard to the conflicts of law principles thereof. Each of us agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement exclusively in the courts of the State of New York and the federal courts of the United Stated of America located in the State of New York and irrevocably submits to the exclusive jurisdiction of such courts.

This Agreement may be signed in counterparts and it is specifically understood by each of the parties hereto that all counterpart copies will constitute but one agreement with regard to the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties, intending to be legally bound by the terms hereof, have executed this agreement this 9th day of September, 2014.

CAVENDISH GLOBAL LIMITED

By:	/s/ Daniel Wainberg Name: Daniel Wainberg Title: Director

CAVENDISH GLOBAL LIMITED

By:	/s/ Graziela Cutrale Name: Graziela Cutrale Title: Director

CAVENDISH ACQUISITION CORPORATION

By:	/s/ Michael Rubinoff Name: Michael Rubinoff Title: Director

BURLINGTOWN UK LTD

By:	/s/ Graziela Cutrale Name: Graziela Cutrale Title: Director

ERICHTON INVESTMENTS LTD.

By:	/s/ Daniel Wainberg Name: Daniel Wainberg Title: Director

ERICHTON INVESTMENTS LTD.

By:	/s/ Fernando Batista Name: Fernando Batista Title: Director

CHIQUITA BRANDS INTERNATIONAL, INC.

By:	/s/ James Thompson Name: James Thompson Title: EVP, General Counsel and Secretary

Appendix A

Cavendish Global Limited

Cavendish Acquisition Corporation

Burlingtown UK LTD

Erichton Investments Ltd.